                                                                  Exhibit 99.g.2


               NUVEEN FLORIDA INVESTMENT QUALITY MUNICIPAL FUND

                  RENEWAL OF INVESTMENT MANAGEMENT AGREEMENT


This Agreement made this 5th day of May, 1998 by and between Nuveen Florida Investment Quality Municipal Fund, a Massachusetts business trust (the "Fund"), and Nuveen Advisory Corp., a Delaware corporation (the "Adviser");

WHEREAS, the parties hereto are the contracting parties under that certain Investment Management Agreement (the "Agreement") pursuant to which the Adviser furnishes investment management and other services to the Fund; and

WHEREAS, the Agreement terminates August 1, 1998 unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Trustees, at a meeting called for the purpose of reviewing the Agreement, have approved the Agreement and its continuance until August 1, 1999 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 1, 1999 and ratify and confirm the Agreement in all respects.



                                  NUVEEN FLORIDA INVESTMENT QUALITY MUNICIPAL
                                  FUND


                                  By: /s/ G. R. ZIMMERMAN
                                      -------------------------------
                                       Vice President

ATTEST:

/s/ KAREN HEALY
-----------------------------
    Assistant Secretary



                                    NUVEEN ADVISORY CORP.



                                    By: /s/ J. THOMAS FUTRELL
                                        -------------------------------
                                            Vice President

ATTEST:

/s/ LARRY MARTIN
-----------------------------
    Assistant Secretary